EXHIBIT 99.2






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RP FINANCIAL, LC.
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Financial Services Industry Consultants



                                        April 2, 1998


Mr. Eugene G. Stone
President and Chief Executive Officer
Summit Bank
81 Main Street
Medway, Massachusetts 02053-1867

Dear Mr. Stone:

     This letter sets forth the agreement between Summit Bank, Medway, Massachusetts ("Summit" or the "Bank"), and RP Financial, LC. ("RP Financial"), whereby the Bank has engaged RP Financial to prepare the regulatory business plan and financial projections to be adopted by the Bank's Board of Trustees in conjunction with the concurrent mutual holding company reorganization and minority stock offering. These services are described in greater detail below.


Description of Proposed Services
--------------------------------

     RP Financial's business planning services will include the following areas:
(1) evaluating Summit's current financial and operating condition, business strategies and anticipated strategies in the future; (2) analyzing and quantifying the impact of business strategies, incorporating the use of net offering proceeds both in the short and long term; (3) preparing detailed financial projections on a quarterly basis for a period of at least three fiscal years to reflect the impact of Board approved business strategies and use of proceeds; (4) preparing the written business plan document which conforms with applicable regulatory guidelines including a description of the use of proceeds and how the convenience and needs of the community will be addressed; and (5) preparing the detailed schedules of the capitalization of the Bank and mutual holding company and related cash flows.

     Contents of the business plan will include: Philosophy/Goals; Economic Environment and Background; Lending, Leasing and Investment Activities; Deposit, Savings and Borrowing Activity; Asset and Liability Management; Operations; Records, Systems and Controls; Growth, Profitability and Capital; Responsibility for Monitoring this Plan.

     RP Financial agrees to prepare the business plan and accompanying financial projections in writing such that the business plan can be filed with the appropriate regulatory agencies prior to filing the appropriate applications.


Fee Structure and Payment Schedule
----------------------------------

     The Bank agrees to compensate RP Financial for preparation of the business plan on a fixed fee basis of $7,500. Payment of the professional fees shall be made upon delivery of the completed business plan.


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Washington Headquarters
Rosslyn Center
1700 North Moore Street, Suite 2210                    Telephone: (703) 528-1700
Arlington, VA 22209                                      Fax No.: (703) 528-1788

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RP Financial, LC.
Mr. Eugene G. Stone
April 2, 1998
Page 2


     The Bank will reimburse RP Financial for out-of-pocket expenses incurred in the preparation of the appraisal report. Such out-of-pocket expenses, which are not expected to exceed $5,000 inclusive of expenses for the business plan and appraisal, will include travel, telephone, facsimile, copying, shipping, computer and data. RP Financial will make all attempts to keep out-of-pocket expenses to a minimum.

     In the event the Bank shall, for any reason, discontinue this planning engagement prior to delivery of the completed business plan and payment of the progress payment fee, the Bank agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the fixed fee described above, plus reimbursable expenses incurred.

     If during the course of the planning engagement, unforeseen events occur so as to materially change the nature or the work content of the business planning services described in this contract, the terms of said contract shall be subject to renegotiation by the Bank and RP Financial. Such unforeseen events may include changes in regulatory requirements as it specifically relates to Summit or potential transactions which will dramatically impact the Bank such as a pending acquisition or branch transaction.

                             * * * * * * * * * * *

     Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter.


                                        Sincerely,

                                        /s/ William E. Pommerening

                                        William E. Pommerening
                                        Chief Executive Officer
                                          and Managing Director



Agreed To and Accepted By:   Eugene G. Stone  /s/ Eugene G. Stone
                                              --------------------
                             President and Chief Executive Officer


Upon Authorization by the Board of Trustees For:  Summit Bank
                                                  Medway, Massachusetts


Date Executed:   April 24, 1998
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